                                                                    EXHIBIT 3.34

                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                          HEALTHCARE COMPLIANCE, L.L.C.

      This AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") is made and entered into as of this 31st day of August, 1998, by an among each person set forth on Exhibit A hereto, as Members of Healthcare Compliance, L.L.C., a District of Columbia limited liability company.

                                 R E C I T A L S

      A. The original Members caused to be filed on April 29, 1997 Articles of Organization (the "Articles") for Healthcare Compliance, L.L.C. (the "Company"), a limited liability company organized under the laws of the District of Columbia, with the Superintendent of Corporations of the District of Columbia, to engage in services related to legal compliance in the healthcare industry.

      B. The original Members adopted and approved an operating agreement dated as of August 1, 1997 (the "Operating Agreement") for the Company under the District of Columbia Limited Liability Company Act (the "Act").

      C. The original Members sold 100% of the Membership Interests in the Company to the Members immediately prior to the execution of this Amended and Restated Operating Agreement.

      D. The new Members wish to amend and restate the Operating Agreement upon the terms and conditions set forth herein.

      NOW, THEREFORE, the Members hereby set forth the Amended and Restated Operating Agreement for the Company upon the terms and subject to the conditions of this Agreement.

                                   ARTICLE 1
                                   FORMATION

      1.1 Formation. On April 29, 1997, the Company was formed upon the filing with the Superintendent of Corporations of the District of Columbia of the Articles of Organization of the Company. The Members shall immediately, and from time to time hereafter as may be required by law, execute all amendments to the Articles of Organization, and do all filings, recordings, and other acts as may be appropriate to comply with the operation of the Company under the Act.

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                                                                               2

                                   ARTICLE 2
                                     INTENT

      2.1 Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal and state tax purposes. No Member shall take any action inconsistent with the express intent of the parties hereto.

                                   ARTICLE 3
                                      NAME

      3.1 Name. The name of the Company shall be "Healthcare Compliance, L.L.C."

                                   ARTICLE 4
                               PLACE OF BUSINESS

      4.1 Place of Business. The principal place of business of the Company shall be the District of Columbia or such other place as the Members shall determine from time to time.

                                   ARTICLE 5
                                    PURPOSE

      5.1 Purpose. The object and purpose of the Company and the general nature of the business it proposes to transact shall include all transactions of any or all lawful business for which limited liability companies may be formed under the laws of the District of Columbia. The character of the business which the Company initially intends to conduct is to engage in the business of providing services related to the compliance of persons in the healthcare industry with federal, state and local laws and regulations.

                                   ARTICLE 6
                                      TERM

      6.1 Term. This Company commenced upon the filing of its Articles of Organization with the Superintendent of Corporations of the District of Columbia on April 29, 1997 and shall continue until April 30, 2027 (the "Dissolution Date"), unless dissolved earlier as provided for in this Agreement.

                                   ARTICLE 7
                                    MEMBERS

      7.1 Members. The name and address of each of the Members of this Company are set forth on Exhibit A hereto.

                                   ARTICLE 8
                     REGISTERED AGENT AND REGISTERED OFFICE

      8.1 Registered Agent and Registered Office. The name and business address of the initial registered agent and registered office for the Company is National Registered Agents, Inc.,

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                                                                               3

1090 Vermont Avenue, N.W., Suite 910, Washington, D.C. 20005, or such other person or persons as the Members shall appoint from time to time.

                                   ARTICLE 9
                 CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

      9.1 Initial Capital Contribution. Each Member shall be credited with having made an initial capital contribution to the Company in the amount set forth opposite such Member's name on Exhibit A hereto.

      9.2 Additional Contributions. No Member shall be required to make any additional capital contribution to the Company. A Member may make such additional capital contributions as may be approved from time to time by the Members holding of a majority of the Membership Interests. "Membership Interest" means a Member's interest in the Company, which when expressed as a percentage of all Membership Interests in the Company shall be equal to such Member's Membership Percentage (as defined below). "Membership Percentage" means the percentage interest of a Member as shown on Exhibit A, as it may be amended from time to time.

      9.3 Capital Account; Withdrawal or Reduction of Members' Capital Contributions. A separate capital account (the "Capital Account") shall be maintained for each Member. No Member shall have the right to withdraw any capital from his Capital Account.

      9.4 Interest and Preferential Rights. No interest shall accrue on any capital contributions and no Member shall have any preferential rights with respect to distributions or upon dissolution of the Company.

      9.5 Membership Interests and Amendments to Exhibit A. Each Member shall be credited with the Membership Interest (expressed as a percentage of all Membership Interests) shown on Exhibit A with respect to capital contributions and Membership Interests shall be appropriately amended to reflect changes to such amounts as a result of any additional capital contributions by Members, any withdrawals or reductions in Capital Contributions, any changes in the membership of the Company or assignments of Membership Interests. Exhibit A shall also be amended from time to time to reflect any changes in the addresses of Members.

      9.6 Membership Interest Certificates. Each Member's Membership Interest in the Company shall be evidenced by a certificate in the form of Exhibit B attached hereto (a "Certificate"), and shall constitute a security governed by Chapter 8 of the District of Columbia Uniform Commercial Code-Investment Securities (DC Code 1981 `28:8-101, et. seq.).

                                   ARTICLE 10
                     ALLOCATIONS OF NET PROFITS AND NET LOSS

      10.1 Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

            "Company Minimum Gain" shall have the meaning ascribed to the term "Partnership Minimum Gain" in the Treasury Regulations Section 1.704-2(d).

            "Net Profits" and "Net Loss" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each fiscal year employed on the Company's information tax return filed for federal income tax purpose.

            "Treasury Regulations" shall mean the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Internal Revenue Code, and any successor regulations.

      10.2 Allocations of Net Profits and Net Loss.

            (1) Net Loss. Net Loss shall be allocated to the Members in the Membership Percentages set forth on Exhibit A. Notwithstanding the previous sentence, allocations to a Member shall be made only to the extent that such allocations will not create a deficit Capital Account balance for that Member in excess of any amount, if any, equal to such Member's share of Company Minimum Gain that would be realized on a foreclosure of the Company's property. Any Net Loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 10.2. Any Net Loss reallocated under this Section 10.2(a) shall be taken into account in computing subsequent allocations of Net Profits pursuant to this Article 10, so that the net amount of any item so allocated and the Net Profits allocated to each Member pursuant to this Article 10, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this
Article 10 if no reallocation of Net Loss had occurred under this Section
10.2(a).

            (2) Net Profits. Net Profits shall be allocated to the Members in the Membership Percentages set forth on Exhibit A.

                                   ARTICLE 11

                              MANAGEMENT BY MEMBERS

      11.1 Management by Members. The Company shall be a "member-managed" limited liability company as such term is defined in the Act. The business and affairs of the Company shall be managed by the Members. All powers of the Company as a limited liability company under the Act shall be exercised by or under the direction of the Members.

      11.2 Actions Requiring the Approval of Members Holding a Majority of the Membership Interests. Unless authorized by Members holding at least a majority of the Membership Interests, no single Member or group of Members shall have the authority in the name or on behalf of the Company to:

            11.2.1 sell, lease, exchange or otherwise dispose of any of the assets of the Company or enter into any agreement to do the same, except for sales of assets in the ordinary course of business in an amount less than 1% of the Company's net assets (as shown on the Company's balance sheet as of the end of its most recently completed fiscal quarter) in any single transaction or series of related transactions;

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                                                                               5

            11.2.2 purchase, lease or otherwise acquire any assets, or enter into any agreement to do the same, except for acquisitions of assets in the ordinary course of business in an amount less than 1% of the Company's net assets (as shown on the Company's balance sheet as of the end of its most recently completed fiscal quarter) in any single transaction or series of related transactions;

            11.2.3 borrow money or incur indebtedness or other liabilities in excess of 1% of the Company's net assets (as shown on the Company's balance sheet as of the end of its most recently completed fiscal quarter) in any single transaction or series of related transactions; or

            11.2.4 enter into or agree to enter into any other transaction outside of the ordinary course of business of the Company.

      11.3 Compensation and Reimbursement. No Member shall have any right to compensation for any services performed on behalf of the Company except as determined from time to time by Members holding at least a majority of the Membership Interests. Notwithstanding the foregoing, a Member shall have the right to be reimbursed by the Company for any out-of-pocket expenses incurred by such Member in connection with any services performed by the Member on behalf of the Company.

                                   ARTICLE 12
                                    MANAGERS

      12.1 Appointment of Managers. The Members may appoint a Chief Manager and a Secretary by the affirmative vote of the Members holding a majority of the Membership Interests to serve as the Managers of the Company. The initial Chief Manager shall be Bruce F. Chafin and the initial Secretary shall be Ronald P. Soltman. The same person cannot hold simultaneously the positions of Chief Manager and Secretary. Other Managers and Assistant Secretaries may be appointed from time to time by the Chief Manager.

      12.2 Term. The Manager shall serve for an indefinite term at the pleasure of the Members, in the case of the Chief Manager, or the Chief Manager, in the case of other Managers. A Manager may be removed from office at any time with or without cause (a) on a vote of the Members holding at least a majority of the Membership Interests, in the case of the Chief Manager, or (b) by the Chief Manager, in the case of the other Managers.

      12.3 Duties.

            12.3.1 Chief Manager/Manager. The Chief Manager shall run the day-to-day business of the Company, see that all orders and resolutions of the Members are carried into effect and shall perform such other duties as the Members may from time to time prescribe. The other Managers shall assist the Chief Manager in his duties.

            12.3.2 Secretary. The Secretary shall attend all meetings of the Members and shall be responsible for recording the minutes thereof. The Secretary shall have the responsibility of authenticating records of the Company and receiving notices required to

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                                                                               6

      be sent to the Secretary and shall perform such other duties as the Members may from time to time prescribe.

      12.4 Limitation on Liability. A Manager shall not be liable for any action taken as a Manager, or any failure to take action as a Manager, except to the extent that such Manager did not discharge his duties in good faith in a manner he reasonably believed to be in the best interests of the Company, provided this limit of liability shall not apply to wilful misconduct.

      12.5 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the rights of such Manager as a Member and shall not in itself constitute the withdrawal, retirement or expulsion of such Member.

      12.6 Removal. A Manager may be removed at any time or from time to time, with or without cause, (a) by the affirmative vote of Members holding a majority of the Membership Interests in the case of the Chief Manager, or (b) by the Chief Manager, in the case of the other Managers. The removal of a Manager who is also a Member shall not affect the rights of such Manager as a Member and shall not in itself constitute the withdrawal, retirement or expulsion of such Member.

      12.7 Compensation and Reimbursement. No Manager shall have any right to compensation for services performed on behalf of the Company except as determined from time to time by Members holding at least a majority of the Membership Interests. Notwithstanding the foregoing, a Manager shall have the right to be reimbursed by the Company for any out-of-pocket expenses incurred by such Manager in connection with any services performed by such member on behalf of the Company.

                                   ARTICLE 13
                                  BANK ACCOUNTS

      13.1 Bank Accounts. The Chief Manager may from time to time open bank accounts in the name of the Company.

                                   ARTICLE 14
                        RIGHTS AND OBLIGATIONS OF MEMBERS

      14.1 Rights and Obligations of Members. Each Member's liability for debts and obligations of the Company shall be limited as set forth in Section 29-1314 of the Act and in other applicable law.

                                   ARTICLE 15
             MEETINGS OF MEMBERS, WAIVER OF NOTICE, CONSENT IN LIEU

      15.1 Meetings of Members, Waiver of Notice, Consent in Lieu. No meetings of the Members are required. Meetings of the Members may be called at any time by a Member or the

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                                                                               7

Secretary. The meeting shall take place at a location either in or out of the District of Columbia. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members who own Membership Interests with voting power equal to the voting power that would be required to take the same action at a meeting of the Members at which all Members are present and delivered to the Secretary for inclusion in the minutes or for filing with the Company records. Action taken by consent in lieu of a meeting is effective on the date on which the last required Member has signed the consent, unless the consent specifies a different effective date.

                                   ARTICLE 16
                                   DISSOLUTION

      16.1 Term. The Company shall be dissolved upon expiration of its term ending on April 30, 2027 or earlier in the manner set forth in the Act.

      16.2 Winding Up Affairs on Dissolution. Upon dissolution of the Company, the Managers or other persons required or permitted by law to carry out the winding up of the affairs of the Company shall promptly notify all Members of such dissolution; shall wind up the affairs of the Company; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and, after collecting the debts and obligations owed to the Company and after paying or providing for the payment of all liabilities and obligations of the Company, shall distribute the assets of the Company in accordance with Section 16.3.

      16.3 Distributions Upon Liquidation. Upon liquidation of the Company, assets remaining after payment of all Company debts and obligations shall be distributed in proportion to the positive Capital Account balances of all Members, after allocation of Net Profits or Net Loss for the year of the liquidation. The Members shall not be obligated to contribute cash or any other asset to the Company to make up deficits in the Capital Account balances of Members either during the term of the Company or upon liquidation.

                                   ARTICLE 17
                         RESTRICTIONS ON TRANSFERABILITY

      17.1 Restrictions on Transferability. Under the Act a Member's Membership Interest contains governance rights and financial rights. No Member shall have any right to sell, transfer, or assign a Membership Interest in the Company (or either the financial or governance rights contained therein) without written consent and approval by Members holding more than 50% of the Membership Interests. The purchaser, transferee, or assignee of such an interest in the Company shall not become a Member except as provided for in Article 18 of this Agreement.

                                   ARTICLE 18
                               ADDITIONAL MEMBERS

      18.1 Additional Members. After the formation of the Company, any person acceptable to Members holding more than 50% of the Membership Interests may become a Member of the

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                                                                               8

Company for such consideration as the Members holding more than 50% of the Membership Interests shall determine. Any additional Member must acknowledge in writing all of the terms and provisions of this Agreement or of any other operating agreement of the Company and must agree to be bound thereby.

      18.2 Registrations, Registration of Transfers and Exchanges. The Company shall maintain all records for the exchange and registration of the Certificates including all forms of transfer for the Certificates and shall:

      (a) Keep at its principal place of business a register (the "Register") in such form as it may determine, in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of the Certificates and of transfers thereof;

      (b) Ensure that all Certificates presented for transfer shall be duly endorsed for transfer or be accompanied by a written instrument of transfer; and

      (c)   Ensure that each Certificate shall bear an original issue date.

The Company shall comply with Section 17.1 with respect to the transfers of Certificates. Notwithstanding anything contained herein to the contrary, the Company shall not be required to ascertain whether any transfer or exchange of Certificates complies with the registration provisions or exemptions from the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, applicable state securities law or the Investment Company Act of 1945, as amended; provided that, if a Certificate is specifically required to be delivered to the Company by a purchaser or transferee of a Certificate, the Company shall be under a duty to examine the same to determine whether it conforms to the requirements of this Agreement and shall promptly notify the party delivering the same if such Certificate does not so conform.

      18.3 Persons Deemed Owners. Prior to due presentment of a Certificate for registration or transfer, the Company, or any agent or manager of the Company, may treat the person in whose name such Certificate is registered as the owner of the Certificate for the purpose of receiving distributions pursuant to this Agreement and for all other purposes whatsoever, and the Company shall not be affected by notice to the contrary.

      18.4 Mutilated, Lost, Stolen or Destroyed Certificates. If (i) any mutilated Certificate is surrendered to the Company, or (ii) the Company receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, together with indemnity or security sufficient to hold it harmless, the Company shall execute, and upon its written request the Company shall authenticate and deliver, in exchange for any such mutilated Certificate or in lieu of any such destroyed, lost or stolen Certificate, a new Certificate of like tenor and principal amount, bearing a number not contemporaneously outstanding. Upon the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses in connection therewith. The provisions of this Section are exclusive and shall preclude (to the extent permissible under applicable law) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Certificates.

                                   ARTICLE 19
                                  DISTRIBUTIONS

      19.1 Distributions. Prior to any termination of the Company and at least annually if Net Profits have been generated by the Company, Members holding at least 50% of the Membership Interests shall determine funds available for distribution. Distributions shall be made according to each Member's Percentage Interest in the Company as of the date of distribution. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on the account of their capital contributions.

                                   ARTICLE 20
                      TRANSACTING BUSINESS WITH THE COMPANY

      20.1 Transacting Business With the Company. A Member or Manager may transact business with the Company and, subject to other applicable law, has the same rights and obligations with respect thereto as a person who is not a Member or Manager.

                                   ARTICLE 21
                                   FISCAL YEAR

      21.1 Fiscal Year. The fiscal year of the Company shall end on June 30 of each year.

                                   ARTICLE 22
                                      LOANS

      22.1 Loans. Any Member or Affiliate of a Member may make a loan or loans to the Company on such terms as may be approved by Members holding in excess of 50% of the Membership Interests.

                                   ARTICLE 23
                                 APPLICABLE LAW

      23.1 Applicable Law. This Agreement and its application and interpretation shall be governed by the laws of the District of Columbia.

                                   ARTICLE 24
                                   AMENDMENTS

      24.1 Amendments. This Agreement may not be amended except by the agreement of Members holding in excess of 50% of the Membership Interests.

                                   ARTICLE 25
                                  CONSTRUCTION

      25.1 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa; and the word "person" or "party" shall include a

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                                                                              10

corporation, firm, partnership, proprietorship, or other form of association. The headings of this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

                                   ARTICLE 26
                               RIGHTS AND REMEDIES

      26.1 Rights and Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

                                   ARTICLE 27
                                  SEVERABILITY

      27.1 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

                                   ARTICLE 28
                                  COUNTERPARTS

      28.1 Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be one and the same instrument.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

                                         MEMBERS:

                                         VANGUARD HEALTH FINANCIAL COMPANY, INC.

                                         By: /s/ Ronald P. Soltman
                                             ------------------------------
                                             Ronald P. Soltman
                                             Executive Vice President

                                         VANGUARD HEALTH MANAGEMENT INC.

                                         By: /s/ Ronald P. Soltman
                                             ------------------------------
                                             Ronald P. Soltman
                                             Executive Vice President

                                    EXHIBIT A

Member's Name and Address                                          Capital Contribution      Membership Percentages
-------------------------                                          --------------------      ----------------------
Vanguard Health Financial Company, Inc.                                   $1,000                         20%
20 Burton Hills Boulevard
Suite 100
Nashville, TN  37215

Vanguard Health Management, Inc.                                          $4,000                         80%
20 Burton Hills Boulevard
Suite 100
Nashville, TN  37215

TOTAL:                                                                    $5,000                        100%
                                                                          ======                        ===

                                    EXHIBIT B
                               Form of Certificate

      THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE AMENDED AND RESTATED OPERATING AGREEMENT OF HEALTHCARE COMPLIANCE, L.L.C., THE SECURITIES ACT, AND APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                    CERTIFICATE FOR LIMITED LIABILITY COMPANY
              MEMBERSHIP INTERESTS OF HEALTHCARE COMPLIANCE, L.L.C.

Certificate Number__________                        Membership Interest - _____%

      Healthcare Compliance, L.L.C., a District of Columbia limited liability company (the "Company"), hereby certifies that ______________________________ (the "Holder") is the registered owner of ___% of the Membership Interests in the Company (the "Certificate"). This Certificate shall constitute a security governed by Chapter 8 of the District of Columbia Uniform Commercial Code-Investment Securities (DC Code 1981 `28:8-101, et seq.) The rights, powers, preferences, restrictions and limitations of the Membership Interests are set forth in, and this Certificate and the Membership Interests hereby represented are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Operating Agreement of the Company, dated as of August 31, 1998, as the same may be amended from time to time (the "Company Agreement"). Capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Company Agreement. THIS CERTIFICATE IS TRANSFERABLE ONLY IN ACCORDANCE WITH THE TERMS OF THE COMPANY AGREEMENT, WHICH IMPOSES CERTAIN LIMITATIONS AND RESTRICTIONS ON TRANSFERS OF MEMBERSHIP INTERESTS. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Membership Interests evidenced hereby, a registered Holder hereof (including any registered transferee hereof) is deemed to have agreed, to comply with and be bound by all terms and conditions of the Company Agreement. The Company will furnish a copy of such Company Agreement to each Member without charge upon written request to the Company at is principal place of business or registered office, as the case may be.

Date:_______________, 199___                HEALTHCARE COMPLIANCE, L.L.C.

                                            By:______________________________